Exhibit 99.1

Sovereign Specialty Chemicals Reports Operating Results for the Third Quarter of 2003

    CHICAGO--(BUSINESS WIRE)--Oct. 30, 2003--Sovereign Specialty Chemicals, Inc. announced today its operating results for the three months ended September 30, 2003. Net sales were $98.7 million compared to $95.0 million for the three months ended September 30, 2002. Operating income was $10.1 million in the third quarter of 2003 compared to $10.6 million in the prior year. EBITDA (defined as operating income plus depreciation and amortization) on an as-reported basis was $12.3 million in the current quarter compared to $12.8 million in the three months ended September 30, 2002. The operating results for the three months ended September 30, 2003 include the impact of costs not expected to occur in the future as detailed in the reconciliation contained in this release. As adjusted for these costs, operating income was $10.2 million for the third quarter of 2003 compared to $10.6 million for 2002, while EBITDA was $12.4 million for the third quarter of 2003 compared to $12.8 million in 2002. Similarly, for the nine months ended September 30, 2003, operating income was $27.0 million compared to $27.1 million for 2002, and EBITDA for the nine months ended September 30, 2003 was $33.6 million compared to $34.1 million for 2002.
    In commenting on the results, Norman E. Wells, Jr., Sovereign's CEO stated: "Sovereign had a solid quarter despite the challenging market conditions we continue to face. We achieved consolidated top-line growth from the prior year as a result of continued gains in our Construction segment, which were partially offset by continued weakness in a number of domestic end use markets in our Commercial segment. Sales were up 6.6 percent sequentially from $92.6 million in the second quarter of 2003 and are up for the nine months ended September 30, 2003 to $281.1 million from $276.7 million in 2002." Mr. Wells further stated: " Year over year raw material cost increases have more than offset operating cost improvements for the quarter and year to date. Although our overall performance through the first nine months of the year is marginally below that of 2002, we believe that our ongoing initiatives to enhance productivity and efficiency and to streamline key business processes will position the company to capitalize on opportunities to improve performance as the commercial domestic markets recover."
    The company will host a conference call on October 31, 2003 at 1:00 p.m. (Chicago time) to discuss these results. Details for the conference call are as follows:

    Dial-in: (913) 981-5518, code 282591

    Replay: (719) 457-0820, code 282591

    The replay will be available until November 7, 2003.



Income Statement Summary
------------------------
(Dollars in Millions)
                     Three months ended         Nine months ended
                       September 30                September 30
                       (unaudited)                 (unaudited)
                 ------------------------  --------------------------
                    2003         2002          2003          2002
                 -----------  -----------  ------------  ------------
Net sales        $98.7 100.0% $95.0 100.0% $281.1 100.0% $276.7 100.0%
Cost of goods
 sold             70.4  71.3%  66.1  69.6%  202.6  72.1%  196.8  71.1%
                 ----- -----  ----- -----   ----- -----   ----- -----
Gross profit      28.3  28.7%  28.9  30.4%   78.5  27.9%   79.9  28.9%
Selling,
 general and
 administrative
 expenses         18.2  18.4%  18.3  19.3%   52.5  18.7%   53.7  19.4%
                 ----- -----  ----- -----   ----- -----   ----- -----
Operating
 income           10.1  10.2%  10.6  11.2%   26.0   9.2%   26.2   9.5%
Interest
 expense, net      6.3   6.4%   6.3   6.6%   19.1   6.8%   19.3   7.0%
                 ----- -----  ----- -----   ----- -----   ----- -----
Income before
 income taxes
 and cumulative
 effect of
 change in
 accounting
 principle         3.8   3.9%   4.3   4.5%    6.8   2.4%    6.9   2.5%
Income tax
 expense           1.5   1.5%   1.7   1.8%    3.1   1.1%    2.9   1.1%
                 ----- -----  ----- -----   ----- -----   ----- -----
Income before
 cumulative
 effect of
 change in
 accounting
 principle         2.3   2.3%   2.6   2.7%    3.7   1.3%    3.9   1.4%
Cumulative
 effect of
 change in
 accounting
 principle
 related to
 goodwill
 write-off, net
 of income tax
 benefit           ---   ---    ---   ---     ---   ---   (17.1)(6.2%)
                 ----- -----  ----- -----   ----- -----   ----- -----
Net income
 (loss)           $2.3   2.3%  $2.6   2.7%   $3.7   1.3% ($13.1)(4.7%)
                 =====        =====         =====         ===== -----



Selected Balance Sheet and Cash Flow Information
---------------------------------------------------------------------
(Dollars in Millions)
                    September 30, 2003 Dec 31, 2002 September 30, 2002
                           (unaudited)                    (unaudited)
                    --------------------------------------------------
Cash and cash
 equivalents                   $6.7         $14.1             $7.9
Receivables                    60.9          49.6             57.6
Inventories                    31.2          28.2             34.6
Payables                       37.9          31.6             34.2
Total debt                                                  $232.7

                             $224.6        $223.8


                       Three months ended         Nine months ended
                          September 30               September 30
                           (unaudited)               (unaudited)
                     -------------------------------------------------
                            2003        2002         2003        2002
                     -------------------------------------------------
Depreciation and
 amortization               $2.2        $2.2         $6.6        $7.1
Capital expenditures         2.2         1.9          6.8         4.4


Reconciliation From Net Income (Loss) to EBITDA, Adjusted EBITDA
----------------------------------------------------------------------
(Dollars in Millions)          Three months ended   Nine months ended
                                 September 30         September 30
                                  (unaudited)         (unaudited)
                               -------------------- ------------------
                                  2003      2002     2003      2002
                               ---------- --------- -------- ---------
Net income (loss)                   $2.3      $2.6     $3.7    ($13.1)
Cumulative effect of change in
 accounting principle, net of
 income tax benefit                  ---       ---      ---      17.1
Income tax expense                   1.5       1.7      3.1       2.9
Interest expense                     6.3       6.3     19.1      19.3
                               ---------- --------- -------- ---------
Operating income                   $10.1     $10.6    $26.0     $26.2
Depreciation and Amortization        2.2       2.2      6.6       7.1
                               ---------- --------- -------- ---------
EBITDA                             $12.3     $12.8    $32.6     $33.3
Costs not expected to occur in
 the future:
        Plant closure,
         reorganization and
         other                       0.1       ---      1.0       0.8
                               ---------- --------- -------- ---------
Adjusted EBITDA                    $12.4     $12.8    $33.6     $34.1
Adjusted EBITDA as a percentage
 of net sales                       12.6%     13.4%    12.0%     12.4%


    Sovereign Specialty Chemicals, Inc. is a leading developer and supplier of high-performance specialty adhesives, coatings and sealants serving two primary business segments: Commercial and Construction. Since 1996, Sovereign has grown rapidly - through the strategic acquisition of established niche leaders - to become the largest privately owned adhesives manufacturer in the United States and one of the largest adhesives manufacturers in the world, public or private. Headquartered in Chicago, Illinois, USA, Sovereign comprises over 900 employees working in 20 manufacturing and sales facilities worldwide to support thousands of customers. In 2002, Sovereign's revenues were $361 million.
    Sovereign's controlling investor is AEA Investors Inc., one of the most experienced private equity investment firms in the world. AEA's group of investors includes a global network of important business leaders, family groups, endowment funds, and select institutions.
    EBITDA data is presented because we understand that such data are used by investors to determine our historical ability to service our indebtedness. Nevertheless, this measure should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. In addition, the EBITDA measure included in this press release may not be comparable to similarly titled measures reported by other companies.
    Any forward-looking statements made in this release involve potential risks and uncertainties and are based on management's beliefs, information currently available to management and a number of management assumptions concerning future events. Actual results may vary materially due to changes in sales volumes, raw material and energy costs, foreign currency exchange rates, global economic demand, selling prices, competitive pressures, and changes in technology. Additional factors that may cause our actual results to vary are detailed in Sovereign's filings with the SEC, including the Form 10-K for the year ended December 31, 2002 and exhibit 99.1 to that report.

    CONTACT: Sovereign Specialty Chemicals, Inc.
             Terry D. Smith, 312-223-7972